BALTIMORE GAS AND ELECTRIC COMPANY



                              MANAGER BENEFITS PLAN



















                            Effective August 1, 1996



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                                TABLE OF CONTENTS

                                                  Page No.

1.   Objective                                              1

2.   Definitions                                            1

3.   Plan Administration                                    2

4.   Eligibility                                            2

5.   Supplemental Pension Benefit                           3
     (a)  Retirement benefits
          (i)  Eligibility for retirement benefits
     3
          (ii) Computation of retirement benefits           3
          (iii)Form of payout of retirement benefits
     4
          (iv) Amount and timing of monthly retirement
               benefit payout                               5
          (v)  Health and dental benefits
     5

     (b)  Other benefits
          (i)  Eligibility for other benefits
     5
          (ii) Computation of other benefits                6
          (iii)Form of payout of other benefits             6
          (iv) Amount and timing of monthly other
               benefit payout                               6

6.   Supplemental Long-Term Disability Benefit              7
     (i)  Eligibility for disability benefits               7
     (ii) Computation of disability benefits                7
     (iii)Form of payment of disability benefits            8
     (iv) Amount and timing of monthly disability
          benefit payout                                    8
     (v)  Bonus                                             8

7.   Supplemental Survivor Annuity Benefit                  8
     (a)  Survivor annuity benefit                          8
          (i)  Eligibility for survivor annuity benefit     8
          (ii)  Computation of survivor annuity benefit     9
          (iii)Form of payout of survivor annuity benefits  10

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          (iv)  Amount  and  timing  of  monthly survivor
                annuity benefit payout                      10

     (b)  Other survivor benefit                            11
          (i)  Eligibility for other survivor benefit       11
          (ii) Computation of other survivor benefit        11
          (iii)Form of payout of other survivor benefit     12
          (iv) Amount and timing of monthly other
          survivor benefit                                  12

8.   Death Benefit                                          12

9.   Dependent Death Benefit                                13

10.  Sickness Benefit                                       13

11.  Vacation Benefit                                       13

12.  Planning Benefit                                       13

13.  Miscellaneous                                          14


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                       BALTIMORE GAS AND ELECTRIC COMPANY

                              MANAGER BENEFITS PLAN



1. Objective. The objective of this Plan is to enhance the benefits provided to manager level employees of BGE and its subsidiaries in order to attract and retain talented personnel.

2. Definitions. All words beginning with an initial capital letter and not otherwise defined herein shall have the meaning set forth in the Pension Plan. All singular terms defined in this Plan will include the plural and vice versa. As used herein, the following terms will have the meaning specified below:

     "Annual Base Salary" means an amount determined by adding the monthly base rate of pay amounts (i.e., the types of such pay that are includable in the computation of Pension Plan benefits) earned over the twelve calendar months immediately preceding retirement or becoming classified as disabled under the LTD Plan.

     "Average Incentive Award" (or "Average Award") means generally the product of the percentage equal to an average of the two highest of the participant's five immediately prior year award percentages earned under BGE's Manager Annual Incentive Plan and/or Results Incentive Awards Program multiplied by the participant's annualized base rate of pay amount (i.e., the types of such pay that are includable in the computation of Pension Plan benefits) in effect at the end of the prior year.

     "BGE" means Baltimore Gas and Electric Company, a Maryland corporation, or its successor.

     "BGE's Manager Annual Incentive Plan" means such plan or other incentive plan or arrangement designated in writing by the Plan Administrator.

     "Income Replacement Percentage" means the percentage under the LTD Plan that is used to calculate the participant's actual LTD Plan benefit.

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     "LTD  Plan"  means  the  Baltimore  Gas  and  Electric  Company  Disability
     Insurance Plan as may be amended from time to time, or any successor plan.

     "Pension Plan" means the Pension Plan of Baltimore Gas and Electric Company as may be amended from time to time, or any successor plan.

     "Plan Administrator" means, as set forth in Section 3, the Vice President - Management Services of BGE.

     "Results Incentive Awards Program" means the program applicable to BGE employees that provides awards; but includes only the types of awards that are includable in the computation of Pension Plan benefits.

     "Termination From Employment With BGE" means a participant's separation from service with BGE or a subsidiary of BGE; however, a participant's retirement, disability, or transfer of employment to or from a subsidiary of BGE shall not constitute a Termination From Employment With BGE.

3. Plan Administration. The Vice President - Management Services of BGE is the Plan Administrator and has sole authority (except as specified otherwise herein) to interpret the Plan and, in general, to make all other determinations advisable for the administration of the Plan to achieve its stated objective. The Plan Administrator shall have the power to delegate all or any part of his/her duties to one or more designees, and to withdraw such authority, by written designation.

4. Eligibility. Participants are employees of BGE who hold manager level positions, and participation shall continue while in such manager level positions. Also, other employees of BGE or its subsidiaries may be designated in writing by the Plan Administrator as participants with respect to one or more benefits under the Plan, and once designated, participation shall continue until such designation is withdrawn at the discretion and by written order of the Plan Administrator. Notwithstanding the foregoing, any participant who is disabled under the LTD Plan shall continue to participate in this Plan while classified as disabled and, for purposes of the supplemental pension benefit provided by this Plan, while classified as disabled, shall be deemed to continue to accrue Credited Service until no later than his/her Normal Retirement Date.

5.   Supplemental Pension Benefit.


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     (a)  Retirement benefits.

          (i) Eligibility for retirement benefits. A participant shall be eligible to retire under this Plan on or after the participant's Normal Retirement Date, or on the first day of any month preceding his/her Normal Retirement Date, if the participant has attained (1) age 55 and has accumulated at least 20 years of Credited Service; or (2) age 60 and has accumulated at least five years of Credited Service.

          (ii) Computation of retirement benefits. A participant who is eligible to retire under this Plan will be entitled to supplemental pension retirement benefits under this Plan, which will be calculated as set forth below on the participant's Retirement
               Date:

               (1) add the Annual Base Salary, Average Incentive Award, and certain bonuses and incentives that are included in the computation of Average Pay under the Pension Plan (except that awards paid under the Results Incentive Awards Program shall be excluded), earned over the last 12 months,

               (2)  divide the sum by 12,

               (3) multiply this dollar amount by the appropriate percentage, determined as follows: (by completed years of Credited Service) 1 through 10 - 3% per year; plus 1% for each additional year; however, the maximum appropriate percentage is 50%,

               (4) multiply this dollar amount by the Early Retirement Adjustment Factor set forth under the Pension Plan; provided, however, if the Participant is age 60 or older, such factor shall be one (1),

               (5) add to this dollar amount an amount equal to one-half of the participant's estimated age 62 Social Security benefits, but only if the

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                    participant  retires  after  attaining  age  60  and  before reaching age 62; provided, however, that the participant's supplemental pension retirement benefit shall be reduced by such estimated age 62 Social Security benefits amount when the participant is first eligible to receive reduced old-age insurance benefits under Title II of the Social Security Act, and

               (6) subtract from this dollar amount the charges relating to coverage for a preretirement survivor annuity in excess of 50%, and for a post-retirement survivor annuity in excess of 50%, and

               (7) subtract from this dollar amount the net amount payable to the participant under the Pension Plan.

          (iii)Form of payout of retirement benefits. Each participant entitled to supplemental pension retirement benefits will receive his/her supplemental pension retirement benefits payout in the form of a monthly payment.

          (iv) Amount  and  timing  of  monthly  retirement  benefit  payout.  A participant entitled to monthly supplemental pension retirement benefits will receive monthly payments equal to the amount determined under Section 5 (ii). Such payments shall commence effective with the participant's Retirement Date. If such participant receives (or would have received but for the Internal Revenue Code limitations) cost of living adjustment(s) under the Pension Plan, the monthly payments hereunder will be automatically increased based on the percentage of, and at the same time as, such adjustment(s). Monthly payments hereunder shall permanently cease upon the death of the participant, effective with the monthly payment for the month following the month of the participant's death.


          (v)  Health  and  dental   benefits.   A   participant   who  receives
               supplemental pension retirement benefits under this Plan, but who is not eligible for

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               benefits  under the BGE Retiree  Flexible  Benefits  Program,  is entitled to health and dental benefits under this Plan that in the sole discretion of the Plan Administrator, are reasonably similar to health and dental benefits provided for participants under the BGE Retiree Flexible Benefits Program, taking into account age and service.

     (b)  Other benefits.

          (i) Eligibility for other benefits. Upon a participant's Termination From Employment With BGE, if such participant (1) does not satisfy the requirements of Section 5(a)(i) and (2) is a vested participant under the Pension Plan, such participant shall be entitled to the benefits in this Section 5(b).

          (ii) Computation of other benefits. A participant who is eligible for other benefits will be entitled to benefits under this Plan, which will be calculated as set forth below on the date the participant begins receipt of benefit payments under the Pension
               Plan:

               (1) compute the participant's adjusted monthly benefit payment under the terms of the Pension Plan, by also treating awards, if any, paid to the participant under BGE's Manager Annual Incentive Plan during the immediately preceding twenty-four consecutive months as bonuses and/or incentives included in the computation of the participant's Average Pay (as defined under the Pension Plan), and

               (2) subtract from the amount in (1) above the participant's actual monthly benefit payment under the Pension Plan.

                    For purposes of the computation in (1), the participant will bear the cost of any post-retirement survivor annuity coverage provided under Section 7(b).

          (iii)Form of payout of other benefits. Each participant entitled to other benefits will

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               receive  his/her other  benefits  payout in the form of a monthly payment.

          (iv) Amount and timing of monthly other benefit payout. A participant entitled to monthly other benefits will receive monthly payments equal to the amount determined under paragraph (b)(ii). Such payments shall commence effective with the date the participant commences receipt of benefit payments under the Pension Plan. Monthly payments hereunder shall permanently cease upon the death of the participant, effective with the monthly payment for the month following the month of the participant's death.

6.   Supplemental Long-Term Disability Benefit.

          (i) Eligibility for disability benefits. Any participant who has completed at least one full calendar month of service with BGE or its subsidiaries, who has elected coverage under the LTD Plan, and who is disabled (as determined under the LTD Plan) will be entitled to supplemental disability benefits under this Plan.

          (ii) Computation   of   disability   benefits.   The  amount  of  such
               supplemental disability benefits shall be determined as follows:

               (1) multiply the monthly base rate of pay amount in effect immediately prior to becoming entitled to benefits under the LTD Plan by twelve,

               (2)  add the Average Incentive Award to the product,

               (3) add certain bonuses and incentives that are included in the computation of Average Pay under the Pension Plan (except that awards under the Results Incentive Awards Program shall be excluded), earned over the last 12 months to the product,

               (4)  divide the sum by 12,

               (5)  multiply   this   monthly   dollar   amount  by  the  Income
                    Replacement Percentage, and

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               (6)  subtract from the product the gross monthly amount  provided for the participant under the LTD Plan before such amount is reduced for other benefits as set forth under the LTD Plan.

          (iii)Form of payment of disability benefits. Each participant entitled to supplemental disability benefits will receive his/her supplemental disability benefit payout in the form of a monthly payment.

          (iv) Amount and timing of monthly disability benefit payout. A participant entitled to supplemental disability benefits will receive a monthly payment equal to the amount determined under
               Section 6 (ii) above. Such payments shall commence effective with the commencement of the participant's LTD Plan benefit payments. Monthly payments shall permanently cease when benefit payments under the LTD Plan cease.

               If a participant receiving payments pursuant to this Section 6 receives cost of living adjustment(s) under the LTD Plan, the payments hereunder will be automatically increased based on the same percentage of, and at the same time as, such adjustment(s).

          (v) Bonus. Any participant who has less than ten years of Credited Service shall be entitled to a monthly taxable cash bonus, equal to an amount based on the cost of LTD Plan coverage, using the formula for computing BGE-provided Flexible Benefits Plan credits for LTD Plan coverage and taking into account the participant's Credited Service and covered compensation.

7.   Supplemental Survivor Annuity Benefit.

     (a)  Survivor annuity benefit.

          (i) Eligibility for survivor annuity benefit. Following the death of a participant (other than a participant who satisfied the requirements of Section 5(b)(i) upon such participant's Termination From Employment With BGE), a supplemental survivor annuity may be paid to the

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               participant's  surviving  spouse  until the death of that spouse, using the same percentage to compute such supplemental benefit that is actually used to compute any survivor annuity provided on behalf of the participant under the Pension Plan. The participant will not bear the cost of up to a 50% survivor annuity benefit, but will bear the cost of a survivor annuity benefit in excess of 50%. For purposes of this Section 7(a), a participant's surviving spouse is the individual married to the participant on the date of the participant's death. If there is no surviving spouse, no supplemental survivor annuity will be paid.

          (ii) Computation of survivor annuity benefit. The amount of the supplemental survivor annuity will be determined as follows:

               (1)  if the participant had retired prior to the date of death:

                    (a) begin with the monthly pension benefit (under Section 5(a) of this Plan) that the participant was receiving prior to the date of death; provided, however, that this dollar amount shall not include the amount of any estimated age 62 Social Security benefits, and

                    (b) multiply this dollar amount by the percentage used to compute the survivor annuity provided on behalf of the participant under the Pension Plan.

               (2)  otherwise:

                    (a) begin with the larger of the Early Retirement pension benefit (under both the Pension Plan and Section 5(a) of this Plan) to which the participant would have been entitled to receive if the:

                         (I) participant had been retired at age 60 on the date of death for purposes of computing the Early Retirement Adjustment Factor, or

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                         (II) participant  had  retired on the date of death for
                              purposes  of   computing   the  Early   Retirement
                              Adjustment Factor, provided, however, that this dollar amount shall not include the amount of any estimated age 62 Social Security benefits,

                    (b) multiply this dollar amount by the percentage used to compute the survivor annuity provided on behalf of the participant under the Pension Plan, and

                    (c)  subtract  from the product  the net amount,  if any, of
                         the  survivor   annuity   provided  on  behalf  of  the
                         participant under the Pension Plan, and

                    (d) subtract from this dollar amount the charges relating to coverage (under both the Pension Plan and this Plan) for a pre-retirement survivor annuity in excess of 50%, and for a post-retirement survivor annuity in excess of 50%.

          (iii)Form of payout of survivor annuity benefits. Each surviving spouse entitled to a supplemental survivor annuity benefit will receive his/her survivor annuity benefit payout in the form of a monthly payment.

          (iv) Amount and timing of monthly survivor annuity benefit payout. A surviving spouse entitled to monthly supplemental survivor annuity benefits will receive a monthly payment equal to the amount determined under Section 7(a)(ii) above. Such payments shall commence effective with the first day of the month following the month of the participant's death. If such surviving spouse receives (or would have received but for the Internal Revenue Code limitations) cost of living adjustment(s) under the Pension Plan, the monthly payments hereunder will be automatically increased based on the percentage of, and at the same time as, such adjustment(s). Monthly payments shall permanently cease upon the death of the surviving spouse, effective with the monthly payment for the

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               month following the month of the surviving spouse's death.

     (b)  Other survivor benefit.

          (i) Eligibility for other survivor benefit. Following the death of a participant who satisfied the requirements of Section 5(b)(i) upon such participant's Termination From Employment With BGE, a survivor benefit may be paid to the participant's surviving spouse until the death of that spouse. For purposes of this
               Section 7(b), a participant's surviving spouse is the individual who is the Surviving Spouse under the Pension Plan. If there is no surviving spouse, no survivor benefit will be payable.

          (ii) Computation of other survivor benefit. The amount of the survivor benefit will be calculated as set forth below on the date the surviving spouse begins receipt of benefit payments under the Pension Plan:

               (1) compute the surviving spouse's adjusted monthly benefit payment under the terms of the Pension Plan, by also treating awards, if any, paid to the participant under BGE's Manager Annual Incentive Plan during the immediately preceding twenty-four consecutive months as bonuses and/or incentives included in the computation of the participant's Average Pay (as defined under the Pension Plan), and

               (2) subtract from the amount in (1) above the surviving spouse's actual monthly benefit payment under the Pension Plan.

                    For purposes of the computation in (1), the surviving spouse will bear the cost of the survivor benefit.

          (iii)Form of payout of other survivor benefit. Each surviving spouse entitled to a survivor benefit will receive his/her survivor benefit payout in the form of a monthly payment.

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          (iv) Amount and timing of monthly other  survivor  benefit  payout.  A surviving spouse entitled to monthly survivor benefits will receive monthly payments equal to the amount determined under paragraph (b)(ii). Such payments shall commence effective with the date the surviving spouse commences receipt of benefit payments under the Pension Plan. Monthly payments hereunder shall permanently cease upon the death of the surviving spouse, effective with the monthly payment for the month following the month of the surviving spouse's death.

8. Death Benefit. BGE shall make arrangements, through its split-dollar life insurance program or otherwise, for life insurance coverage for each participant providing that the participant's beneficiary shall receive, as a pre-rollout death benefit, an amount which is approximately equal to two and one-half times the participant's compensation, and as a post-rollout benefit, an amount which is approximately equal to one and one-half times the participant's compensation, as set forth in a separate agreement between BGE and the participant.

     As determined in the sole discretion of the Plan Administrator, in the event that either (i) a participant is ineligible to receive the type of life insurance coverage provided to other participants under this Plan, or
     (ii) such coverage is not available on reasonably cost-effective terms as a result of any penalty for smoking or other factors that are reflected in the insurance carrier's rates, then BGE shall provide a benefit that, in the discretion of the Plan Administrator, is substantially equivalent to the cost of the benefit provided to other participants under this Plan.

9. Dependent Death Benefit. In the event of the death of a participant's qualified dependent while the participant is an active employee of BGE, BGE shall make a death benefit payment to the participant, from general corporate assets. For purposes of this Section 9, qualified dependent shall have the same meaning as set forth in BGE's Family Life Insurance Plan. For purposes of this Section 9, the amount of the death benefit payment shall be the highest amount of insurance that would have been payable with respect to such qualified dependent if coverage had been provided under BGE's Family Life Insurance Plan. The dependent death

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     benefit  payment  under  this  Plan  shall be  grossed-up  for  income  tax withholding.

10. Sickness Benefit. Each participant, without regard to length of service, shall be entitled to the greater of the benefits stipulated under the BGE sick benefit policy for employees or twenty-six (26) weeks of paid sick benefits within a rolling 52-week period.

11. Vacation Benefit. Each participant, without regard to length of service, shall be entitled to the greater of the benefits stipulated under the BGE vacation benefit policy for employees or four weeks of paid vacation during a calendar year.

12. Planning Benefit. Each participant shall be entitled to certain personal financial and tax planning services paid for by BGE but provided through designated professional firms. This entitlement shall be subject to any dollar limitation established by the Plan Administrator with respect to all such fees. The services shall be provided to each participant by the chosen firm(s) on a personalized and confidential basis; and each firm shall have sole responsibility for quality of the services which it may render.

     The services to be provided shall be on an on-going and continuous basis, but shall be limited to (i) the development and legal documentation of career-oriented financial plans, and (ii) tax counseling regarding personal tax return preparation and the most advantageous structuring, tax-wise, of proposed personal transactions.

     Such planning benefit shall continue during the year of retirement plus the next two calendar years and include the completion of the federal and state personal tax returns for the second calendar year following retirement.

     Upon the death of a participant entitled to the planning benefit provided hereunder, his/her surviving spouse shall be entitled to receive the following planning benefit: (i) if the deceased was not retired at the time of death, the surviving spouse shall be entitled to the planning benefit for the year in which the death occurred plus the next two calendar years, including completion of the federal and state personal tax returns for the second calendar year after the year in which the death occurred; or (ii) if the deceased was retired at the time of death, then the

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

     surviving spouse shall receive a planning benefit equal to that the deceased would have received if he/she had not died prior to expiration of the planning benefit.

     The planning benefit provided under this plan shall be grossed-up for income tax withholding.

13. Miscellaneous. None of the benefits provided under this Plan shall be subject to alienation or assignment by any participant or beneficiary nor shall any of them be subject to attachment or garnishment or other legal process except (i) to the extent specially mandated and directed by applicable State or Federal statute; (ii) as requested by the participant or beneficiary to satisfy income tax withholding or liability; and (iii) any policy of insurance written by a commercial carrier on a split-dollar basis shall be assignable.

     This Plan may be amended from time to time, or suspended or terminated at any time. All amendments may be made at the written direction of the Plan Administrator. No amendment or termination of this Plan shall prejudice the rights of any participant or beneficiary entitled to receive payment hereunder at the time of such action.

     Participation in this Plan shall not constitute a contract of employment between BGE and any person and shall not be deemed to be consideration for, or a condition of, continued employment of any person.

     Except for benefits, if any, provided through life insurance policies under
     Section 8, all payments made under the Plan shall be made from general corporate assets. The Plan is intended to be unfunded for purposes of Title I of the Employee Retirement Income Security Act of 1974. To the extent that any person acquires a right to receive payments from BGE under this Plan, such rights shall be no greater than the right of any unsecured general creditor of BGE.

     This Plan shall be governed in all respects by Maryland law.

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